Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") dated as of December 10, 2014, by and between Great Plains Holdings, Inc., a Nevada corporation (the "Company"), Bonjoe Gourmet Chips LLC, a Florida limited liability company (“Bonjoe”) and the Purchasers identified on Exhibit A attached hereto (collectively referred to herein as the "Purchasers").

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”) the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

WHEREAS, Pursuant to the terms and conditions of this Agreement, the Company desires to sell, and Purchasers desires to purchase, all of the Company's rights, title, and interest in and to all of the Exchange Shares as further described herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein), the Purchasers shall sell, assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of membership units of Bonjoe (the “Units”) set forth next to each Investor’s name on Exhibit A to this Agreement; the objective of such purchase (the “Exchange”) being the acquisition by the Company of the percentage of the issued and outstanding membership units of Bonjoe set forth next to each Investor’s name on Exhibit A.  In exchange for the transfer of the Units by the Purchasers, the Company shall deliver to the Purchasers the number of shares of the Company’s common stock set forth next to each Investor’s name on Exhibit A (the “Exchange Shares”) and is hereinafter referred to as the “Exchange Consideration”.  Upon satisfaction of the closing conditions set forth in Section 3, the Closing Date shall occur at the offices of Company’s counsel or such other location as the parties shall mutually agree.

2. Deliveries.

 (a)           Within 10 days after the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the Exchange Shares registered in the name of such Purchaser.

 (b)           On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company such Purchaser’s assignment of the Units to the Company.

3. Closing Conditions.

 (a)           The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchasers contained herein;

(ii)           all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement;

(iv)           The Company obtaining a court order (the “Order “) approving, among other things, the fairness of the terms and conditions of the Exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act “);

(v)           The Company entering into a Confidentiality, Nondisclosure, Nonsolicitation and Non-disparagement Agreement with Joseph G. Trudel in the form attached hereto as Exhibit B;

(vi)           The Company entering into an Operating Agreement with its members in the form attached hereto as Exhibit C;

(vii)           The Company entering into a Royalty Agreement with in the form attached hereto as Exhibit D;

(viii)           The Company entering into an Option Agreement with the Purchasers to purchase additional Units in Bonjoe in the form attached hereto as Exhibits E; and

(ix)           Confirmation that Bonjoe has implemented financial accounting software for its record keeping which software shall be reasonably approved by the Company.

 (b)           The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein; and

(ii)           all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

4. Representations and Warranties of the Company. As an inducement to Purchasers to enter into this Agreement and to consummate the transactions contemplated herein, the Company represents and warrants to Purchasers as follows:

4.1           Authority. The Company has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof.

4.2           Valid Issuance. The Exchange Shares are duly authorized, and when issued in accordance with the terms of this Agreement will be duly and validly issued, fully paid and non-assessable.

4.3           No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Company is a party or by which he is bound, or to which the Exchange Shares are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Company or the Exchange Shares.

4.4           No General Solicitation or Advertising. Neither any the Company nor any of its affiliates nor any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Exchange Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Exchange Shares under the Securities Act of 1933, as amended (the "Securities Act").

4.5.           Capitalization.  The authorized capital of the Company consists of 300,000,000 shares of common stock, par value $0.001, of which a total of 8,040,625 shares are issued and outstanding (the “Issued and Outstanding Common Stock”), 20,000,000 shares of preferred stock, par value $0.001, of which a total of 10,000 shares of Series B Preferred Stock are issued and outstanding (the “Issued and Outstanding Series B Preferred Stock”).  The Issued and Outstanding Common Stock and the Issued and Outstanding Series B Preferred Stock has been duly authorized, issued, fully paid and nonassessable, free and clear of all liens, charges, pledges, security interests, encumbrances, right of first refusal, preemptive right or other restriction. No person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares in its capital or to convert any securities of the Company or of any other company into shares in the capital of the Company other than as set forth in an SEC Report (defined below).

4.6.  SEC Reports. The Company has filed all reports required to be filed by it under the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act, (the “SEC Reports”).

4.7.           Financial Statements.  The financial statements of the Company included in the SEC Reports fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations for the periods then ended, subject to normal year-end audit adjustments.

5. Representations and Warranties of Bonjoe and Purchasers. As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, Bonjoe and the Purchasers represent and warrant to the Company as follows:

5.1           Authority. Purchasers have the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Purchasers, enforceable against Purchasers in accordance with the terms hereof.

5.2           No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Purchasers of any of the transactions on its part contemplated under this Agreement.

5.3           No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchasers is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchasers.

5.4           Potential Loss of Investment. Purchasers understands that an investment in the Exchange Shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment.

5.5           Receipt of Information. Purchasers has received or has had access to all documents, records, books and other information pertaining to his investment that has been requested by the Purchasers, including without limitation, the SEC Reports.

5.6           No Advertising. At no time were the Purchasers presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

5.7           Investment Experience. The Purchasers (either by himself or with his advisors) are (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of Purchasers’ business and financial experience to protect Purchasers’ own interests in connection with the transactions described in this Agreement, and (iii) able to afford the entire loss of his investment in the Exchange Shares.

5.8           Investment Purposes. The Purchasers are acquiring the Exchange Shares for their own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the amount of Exchange Shares the Purchasers are acquiring herein. Further, the Purchasers do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Exchange Shares the Purchasers are acquiring.

5.9           Capitalization.  The authorized capital of Bonjoe consists of 100,000 limited liability company membership units (the “Units”), of which a total of 100,000 Units are issued and outstanding (the “Issued and Outstanding Units”).  The Issued and Outstanding Units have been duly authorized, issued, fully paid and nonassessable, free and clear of all liens, charges, pledges, security interests, encumbrances, right of first refusal, preemptive right or other restriction. No person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require Bonjoe to issue any Units or membership interests in its capital or to convert any securities of Bonjoe or of any other company into membership interests in the capital of Bonjoe.

6.           Miscellaneous.

6.1           Further Assurances. From time to time, whether at or following the Closing Date, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

6.2           Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as indicated on the signature page hereto. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

6.3           Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. Each of the parties agree to submit to the jurisdiction of the federal or state courts located in Sumter County, Florida in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 6.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

6.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

6.5           Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

6.6           Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

6.7           Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

6.8           Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9           Severability.                      If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.10           Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

Great Plains Holding, Inc.	Bonjoe Gourmet Chips LLC
By: /s/ Kent Campbell	By: /s/ Joseph Trudel
Kent Campbell, Chief Executive Officer	Joseph Trudel, Manager

Exhibit A
Purchasers’ Signature Page

Purchaser’s Name and Address	No. of Exchange Shares of Great Plains to be Acquired	No. of Units of Bonjoe to be Exchanged	% Interest of Bonjoe
Sign: /s/ Joseph Trudel Name: Joseph Trudel Address: _____________________________ ____________________________________	350,000	25,000	25.0%

Purchaser’s Name and Address	No. of Exchange Shares of Great Plains to be Acquired	No. of Units of Bonjoe to be Exchanged	% Interest of Bonjoe
Sign: /s/ Gilbert Hess Name: Gilbert Hess Address: _____________________________ ____________________________________	93,000	5,000	5.0%

EXHIBIT B

CONFIDENTIALITY, NONDISCLOSURE, NONSOLICITATION AND NON-DISPARAGEMENT AGREEMENT

THIS CONFIDENTIALITY, NONDISCLOSURE, NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT AGREEMENT ("Agreement") is made as of the 10 day of December, 2014 (the "Effective Date"), between Bonjoe Gourmet Chips LLC, a Florida limited liability company (the "Company") and Joseph G. Trudel ("Employee"). The Company and Employee may be collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Company desires to engage Employee, and Employee desires to provide services on an at-will basis to the Company, but subject to the terms and conditions hereinafter provided; and

WHEREAS, Employee in the performance of his duties for the Company, will have substantial contact with the Company’s customers and/or will receive substantial and valuable training from the Company with respect to the performance of such duties together with other items of confidential and valuable proprietary business information and trade secrets of the Company; and

WHEREAS, Employee acknowledges that the covenants contained herein are reasonable and necessary to protect the Company’s legitimate business interests and that he is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement; and

WHEREAS, Employee acknowledges that the covenants contained here are a material inducement to Great Plains Holdings, Inc. in making an investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS
As used herein, the following terms shall have the following meanings:

(a) "Confidential Information" shall mean any and all information relating to the Company that is of tangible or intangible value to the Company, which the Company deems to be proprietary or confidential, including, without limitation, all Intellectual Property Rights, business plans, business models, marketing plans, facts, opinions, conclusions, projections, data, programs, processes, algorithms, ideas, concepts, information or documents containing same, whether legally protected from disclosure or not, relating to any research project, work in progress, future development, engineering, current development, programming, manufacturing, marketing, financial or personnel matters relating to the Company, its present or future products, technologies, sales, customers, suppliers, employees, investors, prospects, markets or businesses, whether communicated orally or in writing, or obtained by Employee through observation or examination of the Company's facilities, businesses or procedures, existing as of the Effective Date or thereafter developed, in which there is a legitimate business reason for guarding against unauthorized use or disclosure.

(b) "Corporate Inventions" shall mean: (i) any and all Confidential Information that is created, invented, developed, prepared, conceived, reduced to practice, made, suggested, discovered, received, or learned by Employee, either alone or jointly with one or more other persons; and (ii) any and all Intellectual Property Rights that may be available in such Corporate Inventions or result therefrom.

(c) "Intellectual Property Rights" shall mean any and all Trade Secrets, patents, copyrights, mask work rights, trademarks, service marks, know-how and similar intellectual property and proprietary rights of any type or nature under the laws of any governmental authority anywhere in the world, including, without limitation, all applications and registrations relating to any of the foregoing.

(d) "Trade Secrets" shall mean any information or thing that constitutes a trade secret under Federal, state, and/or local law, including, without limitation, a formula, pattern, compilation, algorithm, program, device, method, technique, process, or information related thereto, that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. CONFIDENTIAL INFORMATION
Any and all information of any kind, regardless of subject matter or method of transmission, provided by the Company to Employee, or obtained or developed by Employee as a result of Employee's discussions or engagement with the Company, whether pursuant to this Agreement or otherwise, whether orally or in writing or stored on any form of medium, regardless of whether such information is marked or designated as "confidential" or "proprietary," shall be deemed Confidential Information, unless otherwise specified to the contrary by the Company in writing, signed by the president or chief executive officer of the Company.

3. EXCLUSIONS
Employee, however, shall have no liability to the Company under this Agreement with respect to the disclosure and/or use of any such Confidential Information that Employee can establish:

(a) has become generally known or available to the public without breach of this Agreement by Employee;

(b) was rightfully in possession of or known by Employee without any obligation of confidentiality before receiving such information from the Company, as shown by documentary evidence;

(c) has become known by or available to Employee from a source other than the Company, without any breach of any obligation of confidentiality owed to the Company by such source, subsequent to disclosure of such information to it by the Company;

(d) has been provided to Employee with a written statement that it is provided without restriction on disclosure; or

(e) has been approved for release or use by written authorization of the Company.

4. CONFIDENTIALITY OBLIGATIONS
Employee acknowledges that irreparable injury and damage will result from disclosure to third parties, or utilization for purposes other than those connected with the performance of Employee’s duties for the Company or relationship between the Company and Employee, of the Confidential Information. Therefore, Employee hereby represents, warrants, covenants, acknowledges and agrees that Employee:

(a) shall hold the Confidential Information in strict confidence indefinitely;
(b) shall not disclose the Confidential Information to any third party (including but not limited to all family members and confidants of Employee, and competitors of the Company) except as specifically authorized herein or as specifically authorized by the Company in writing, signed by the president or chief executive officer of the Company;

(c) shall use all necessary precautions to prevent the unauthorized disclosure of the Confidential Information, including, without limitation, proper disposal of sensitive materials and documents, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information; and

(d) shall not use any Confidential Information for any purpose other than other than as necessary in connection with the performance of his duties for the Company.

5. OTHER OBLIGATIONS; INDEMNIFICATION
Employee hereby further represents, warrants, covenants, acknowledges and agrees that:

(a) Employee shall take all steps necessary to ensure that any and all Confidential Information is held in the strictest confidence and that the terms and conditions of this Agreement are strictly adhered to by Employee;

(e) Neither Employee, nor any person to whom any of the Confidential Information is directly or indirectly disclosed by Employee, will make, have made, use, trade or sell, whether for Employee's own purposes or for any other, any copies of Confidential Information, or any part of the contents thereof, unless express written instruction, signed by the president or chief executive officer of the Company, has been given prior to any such action or use by Employee; and

(b) Employee shall indemnify the Company against any loss, liability or damages resulting from, or arising in connection with, unauthorized use or disclosure of the Confidential Information by Employee or Employee's representatives, or any breach of this Agreement (or of any representation, warranty, covenant or agreement contained herein) by Employee or Employee's representatives.

6. RETURN OF CONFIDENTIAL INFORMATION
Upon the Company's request, Employee will promptly return to the Company all originals and copies of the Confidential Information, will destroy all notes, abstracts and other documents that contain Confidential Information, and will provide the Company a written certification that Employee has taken such actions.

7. NONSOLICITATION
Employee agrees that, in consideration of any and all compensation provided to Employee by the Company, the disclosure of Confidential Information to Employee by the Company, and any training provided to Employee by the Company, Employee will not, during the period that begins on the Effective Date set forth above and ends three (3) years immediately following the end or termination of Employee's relationship with the Company (irrespective of the time, manner or cause of such termination), directly or indirectly, either as principal, agent, employee, employer, stockholder, copartner or in any other individual or representative capacity whatsoever, whether for Employee's own benefit or for the benefit of any other individual or entity:

(a) solicit, induce, enter into any agreement with, or attempt to influence any individual who was or is an employee, consultant, representative or agent to the Company to terminate their relationship with the Company or to enter into any relationship with such person or their or any affiliate of such person, or interfere in any other way with the relationship of any employee, consultant, representative or agent of the Company; or
(b) solicit any customer, prospective customer or business contact of the Company, or cause or participate in any actions which could result in the solicitation of such customer, prospective customer or business contact of the Company, to purchase products or services offered by the Company; or

(c) solicit any supplier to the Company to cease to provide any of supplier's products or services to the Company or reduce the extent of their relationship with the Company.

8. NONDISPARAGEMENT
Employee shall not, at any time, engage in any conduct that is injurious to the reputation or interests of the Company and its officers, directors, shareholders, employees and agents, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about the Company and its officers, directors, shareholders, employees and agents, or their respective operations, financial condition, prospects, products or services.

9. RETENTION OF LEGAL RIGHTS
The Company retains all rights and remedies with respect to the Confidential Information afforded it under the laws of the United States, the individual States and throughout the world, both during and after the term of this Agreement, including without limitation any laws designed to protect any Intellectual Property Rights.

10. NO CREATION OF OWNERSHIP RIGHTS
(a) Nothing in this Agreement, nor any action taken by Employee, including, without limitation, any payment of monies by Employee to the Company, during any discussions prior to the consummation of any relationship between the Parties shall be construed to convey to Employee any right, title or interest in the Confidential Information, or any license to use, sell, exploit, copy or further develop in any way the Confidential Information. No license is hereby granted or implied under any patent, copyright or trademark, any application for any of the foregoing, or any trade name, trade secret or other proprietary information, in which the Company has (or may in the future have) any right, title or interest.

(b) Employee does hereby: (i) without reservation, irrevocably sell, assign, grant, transfer, and convey to the Company Employee's entire right, title, and interest (present and future and throughout the world) in and to all Corporate Inventions; provided however that, to the extent that any one or more of the Corporate Inventions includes a work of authorship created by Employee (solely or jointly with others), each such work of authorship shall automatically be deemed to be created as a "work made for hire" (as that term is defined in the United States Copyright Act (17 U.S.C. Section § 101)) that is owned solely by the Company (as between Employee and the Company), and hereby irrevocably waives any and all liens, security interests and other encumbrances against all Corporate Inventions; (ii) acknowledge and agree that, as between the Company and Employee, (a) all Corporate Inventions shall be the sole and exclusive property of the Company, (b) the Company shall be the sole and exclusive owner of all Corporate Inventions throughout the world, and (c) all Corporate Inventions which, within five (5) years after the termination of Employee's engagement with the Company, are made, disclosed, reduced to a tangible or written form or description or are reduced to practice by Employee, and which relate to the business of the Company, shall be presumed to have been made during Employee's engagement by Company.

(c) Employee shall: (i) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Company, to evidence or better assure title to all Corporate Inventions in the Company, as so requested; (ii) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Corporate Inventions and all other property owned or licensed by the Company, (iii) assist the Company in obtaining or maintaining for itself all United States and foreign Intellectual Property Rights for any and all Corporate Inventions; and (iv) promptly execute, whether during Employee's engagement with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain all rights for the Company and to protect the title of the Company.

(d) The Company shall have the right to use and apply for common law and statutory protections of all Corporate Inventions in any and all countries and jurisdictions. Employee agrees to assist the Company in every way to secure the Company's rights in the Corporate Inventions and any Intellectual Property Rights relating thereto in any and all countries and jurisdictions. Employee further agrees that Employee's obligation to execute or cause to be executed, when it is in Employee's power to do so, any instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee's mental or physical incapacity, or for any other reason, to secure Employee's signature to apply for or to pursue any application for any United States or foreign Intellectual Property Rights covering Corporate Inventions or works made for hire, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on Employee's behalf and stead, to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of all Intellectual Property Rights with the same legal force and effect as if executed by Employee. The foregoing rights shall also apply to any divisions, continuations, renewals, reissues and extensions of such Intellectual Property Rights, as applicable, now existing or hereafter filed, issued or acquired.

(e) Employee agrees to keep and maintain adequate and current written records of all Corporate Inventions made by Employee (solely or jointly with others) during the term of Employee's engagement with the Company. The records will be in the form and format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

11. PUBLIC ANNOUNCEMENTS
Employee shall not make any public announcements or other statements to third parties relating to the Company or this Agreement, except for such statements as may be necessary, in the written opinion of Employee's counsel, to comply with the requirements of any law, governmental order, or regulation or unless Employee shall have obtained the prior written approval of the President or Chief Executive Officer of the Company.

12. INJUNCTIVE RELIEF
(a)
Employee hereby acknowledges and agrees that: (i) the restrictions contained in this Agreement are necessary for the reasonable protection of the Company and are a material inducement to the Company entering into this Agreement; (ii) a breach or threatened breach of any such provisions would cause irreparable harm to the Company, its business, property for which there is no adequate remedy at law; (iii) in the event of any breach or threatened breach of any provision of this Agreement, the Company shall have the right, in addition to any other rights, remedies or damages available at law it may have (a) to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breach of such provisions and to specifically enforce the terms and provisions hereof without having to post a bond or other security and without having to prove special damages or the inadequacy of the available remedies at law, and (b) to require Employee to account for and pay over to the Company (and Employee hereby agrees to account for and pay over to the Company) any and all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as a result of any breach of any of the provisions of this Agreement.

(b)
Further, Employee hereby represents that in the event of the termination of the relationship between the Parties, Employee's experiences and capabilities are such that Employee can obtain employment in business or other lines work and/or of a different nature, and that the enforcement of a remedy by way of injunction will not prevent Employee from earning a livelihood.

13. TERM OF AGREEMENT
The nondisclosure and nondisparagement obligations of this Agreement shall apply during the period that begins on the Effective Date set forth above and shall remain in effect continually in perpetuity, or for the longest period of time available under applicable law. The nonsolicitation obligations of this Agreement will remain in effect for one (1) year after termination of relations between the Company and Employee.

14. APPLICABLE LAW; JURISDICTION
This Agreement will be construed, interpreted and applied in accordance with the laws of the State of Florida. Any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, will be filed only in: (a) the United States District Court for the Southern District of Florida or (b) the Circuit Court in and for Miami-Dade County, Florida. With respect to any such court action, Employee hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process or venue. Both parties agree that the courts named in the second sentence of this Section 17 are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

15. NOTICES
Any notice, communication, offer, acceptance, request, consent, reply, or advice (collectively referred to here as "Notice"), provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth on the signature page of this Agreement, or such other address of which one party has notified the other in writing pursuant to the terms of this Section, and must be served: (1) by facsimile or other similar electronic method with a hard copy of such Notice sent no later than the next business day as specified under (2) or (3) below: (2) by depositing the same in the United States mail, certified or registered mail, return receipt requested and postage paid; (3) by prepaid reputable overnight courier service or (4) by personal delivery. Notice shall be effective: (i) twenty-four (24) hours after being transmitted by facsimile or other similar electronic method, provided a hard copy is sent as specified in (1) above; (ii) seventy-two (72) hours following being properly mailed; (iii) twenty-four (24) hours after being transmitted by reputable overnight courier service; or (iv) immediately upon personal delivery. Notice otherwise given is effective only if and when received.

16. MISCELLANEOUS
Nothing in this Agreement will be construed as creating an employment contract between Employee and the Company or a guarantee of employment for any specific duration. Nothing in this Agreement creates any rights in or provides any benefits to any person other than the parties hereto. No delay or failure by the Company in exercising any of its rights, remedies, powers or privileges hereunder, at law or in equity, and no course of dealing between the Company and Employee or any other person shall be deemed to be a waiver by the Company of any such rights, remedies, powers or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Company or the exercise of any other right, remedy, power or privilege by the Company. All prior agreements of the parties concerning the subject matter of this Agreement are expressly superseded by this Agreement. This Agreement contains the entire Agreement of the parties concerning the subject matter hereof. Any oral representations or modifications of this Agreement will be of no effect. This Agreement constitutes the final, exclusive and complete statement of the Parties' agreement respecting the subject matter addressed herein. This Agreement may not subsequently be amended or modified except by a writing signed by both Parties hereto. Employee hereby confirms that any information disclosed to it by the Company, or any discussions held between the Parties, prior to the date of this Agreement shall be subject to the terms of this Agreement.

17. SUCCESSORS AND ASSIGNS
This Agreement shall be binding on, and shall inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors and assigns.

18. SEVERABILITY
If a court of competent jurisdiction declares any provision of this Agreement void or unenforceable, such provision shall be modified or severed from this Agreement, which shall otherwise remain in full force and effect. If any covenant contained in this Agreement is held to be unenforceable by reason of the time, scope or geographic area covered thereby, such covenant shall be interpreted to extend to the maximum time, scope or geographic area for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

19. COUNTERPARTS
This Agreement may be signed in one or more original or facsimile counterparts, all of which shall constitute one and the same instrument.

20. ATTORNEYS' FEES
In any arbitration, action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the "prevailing party" shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and "attorneys fees" shall include, without limitation, the actual attorneys fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

21. WAIVERS
The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Bonjoe Gourmet Chips LLC	Employee:
By: /s/ Joseph Trudel	By: /s/ Joseph Trudel
Name: Joseph Trudel	Name: Joseph Trudel
Title: Manager
THE COMPANY ADDRESS:	INDIVIDUAL’S ADDRESS:
9360 S. Hwy 441	2620 SE 67 St., Lot 5
Ocala, FL 34480	Ocala, FL 34480

Fax: _____________________________________

EXHIBIT C

OPERATING AGREEMENT

OF

BONJOE GOURMET CHIPS, LLC

THIS OPERATING AGREEMENT (this "Agreement") of BONJOE GOURMET CHIPS, LLC, a Florida limited liability company (the "Company"), is made and entered into effective as of December 10, 2014, by and among JOSEPH G. TRUDEL and GILBERT HESS as the Company's initial members (the “Initial Members”) and such other persons as may be added as members pursuant to the terms hereof ("Members"+).

ARTICLE I

DEFINITIONS

Unless stated otherwise, the terms set forth in this Article I shall, for all purposes of this Agreement, have the meanings as defined herein:

1.1. "Act" shall mean the Florida Limited Liability Company Act, as amended.

1.2. "Adjusted Capital Account" means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year:

        (a)  Increased by any amounts which such Member is obligated to restore pursuant to this Agreement, or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

        (b)  Decreased by the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.3. "Affiliate(s)" shall mean, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) any Person owning or controlling twenty percent (20%) or more of the outstanding voting securities of such Person, (c) any officer, director or general partner of such Person, or (d) any Person who is an officer, director, general partner, trustee or holder of twenty percent (20%) or more of the voting securities of any Person described in clauses (a) through (c) of this sentence.  The term “control” shall mean the ability, directly or indirectly, to control the management of an entity.

1.4. "Agreement" shall mean this Operating Agreement, as amended or otherwise modified.

1.5. "Articles" shall mean the Articles of Organization for the Company, as originally filed with the Florida Secretary of State and as amended from time to time.

1.6. "Capital Account" shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

        (a)  To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits, and any items in the nature of income or gain (from unexpected adjustments, allocations, or distributions) that are specially allocated to a Member and the amount of any Company Liability that is assumed by such Member or that is secured by any Company Property distributed to such Member.

       (b)  To each Member's Capital Account there shall be debited the amount of cash or the fair market value of Company Property distributed to such Member, such Member's distributive share of Losses, and any items in the nature of expenses or deductions that are specially allocated to such Member and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

In the event any portion of any Membership Interest, including, without limitation, any Economic Interest relating thereto, is transferred according to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the portion of the Membership Interest that is the subject of the transfer.

The provisions of this Section and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such regulations. In the event it is necessary to modify the manner in which the Capital Accounts are computed in order to comply with such regulations, the Board shall make such modifications. The Board shall adjust the amounts debited or credited to the Capital Accounts with respect to any property contributed to the Company or distributed to any Member and any liability that is secured by such contributed or distributed property or that is assumed by the Company in the event the Board shall determine that such adjustments are necessary or appropriate pursuant to Section 1.704-1(b)(2)(iv) of the Regulations. The Board shall also make appropriate modifications if unanticipated events cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

1.7. "Capital Contributions" shall have the meaning set forth in Section 5.1 herein.

1.8. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the corresponding portions of any subsequent federal revenue laws.

1.9. “Company" shall mean Bonjoe Gourmet Chips, LLC.

1.10. "Company Liability" shall mean any enforceable debt or obligation for which the Company is liable or that is secured by any Company Property.

1.11. "Company Property" shall mean any property or other asset owned by the Company, whether real, personal, tangible, or intangible.

1.12. "Distributable Amounts From Operations" shall mean (a) an amount of cash equal to the accrued income from operations and investment of Company Property, during any calendar quarter, year, or other period; plus (b) any and all funds released by the Board from Reserves; plus (c) any accrued interest income with respect to any note or other obligation received by the Company in connection with a sale or other disposition of Company Property less (d) the accrued operating expenses, depreciation, and amortization of the Company during such period (including, without limitation, fees due the Board, any adjustments for bad debt reserves or deductions or other Reserves that the Board, in its sole discretion, may deem appropriate, and interest payable to redeemed Members pursuant to Section 10.2(e)(vi) herein); provided, however, that Distributable Amounts From Operations shall not exceed the amount of cash on hand.

1.13. "Economic Interest" shall mean the right to receive distributions of cash or Company Property and allocations of income, gain, loss, deduction, credit, and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company or any right to information concerning the business and affairs of the Company.

1.14. "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

1.15. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.16. "ERISA Plan Asset Regulations" shall have the meaning set forth in Section 5.3.

1.17. "Fiscal Year" shall mean a calendar year ending December 31.

1.18. "Initial Members" shall have the meaning set forth in the introductory paragraph of this Agreement.

1.19. "Board" shall mean the Board of Directors of the Company as described in Article 3.

1.20. "Members" shall mean the Initial Members and the holders of the Units or such other membership units of the Company that have voting rights as may be issued from time to time and admitted to the Company as Members, and "Member" shall mean any one Member.

1.21. "Membership Interest" shall mean a Member's entire interest in the Company and all rights, benefits, and privileges pertaining thereto.

1.22. "Minimum Percentage of Interests" shall mean one or more Percentage Interests of Members, or a specified group of Members that, when taken together, are greater than seventy five percent (75%) of the aggregate of all Percentage Interests entitled to vote.

1.23. "Percentage Interest" shall mean the number of Units held by the Members divided by the number of Units held by all Members or the Members holding the applicable class(es) of Unit(s).

1.24. "Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity as the context may require.

1.25. "Profits" and "Losses" shall mean, for each applicable period, the income, gain, loss, deductions, and credits, as the case may be, of the Company (including items not subject to federal income tax or deductible for federal income tax purposes), whether in the aggregate or separately stated, as appropriate, determined under federal income tax principles.

1.26. "Regulations" shall mean, except where the context indicates otherwise, the permanent, temporary, proposed, and temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

1.27. "Reserves" shall mean funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Board for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership of Company Property or the operation of the Company's business, all as determined in the Board's sole discretion.

1.28. "TMP" shall have the meaning set forth in Section 7.4 herein.

1.29. "Units" shall mean the Membership Interests in the Company issued to Members upon their admission to the Company.  The Board shall designate each Unit as the Board may deem to be prudent and expedient.

1.30. "Unreturned Capital Contribution" means an amount equal to (a) the aggregate Capital Contributions of a Member as of a given date, less (b) the sum of all prior distributions to such Member pursuant to Section 6.4(b) below.

ARTICLE II

ORGANIZATION OF THE COMPANY

2.1.    Formation.    Articles of Organization legally creating the Company have been filed with the Department of State of the State of Florida, and are approved and the filing thereof ratified.

2.2.    Name.    The name of the Company shall be "Bonjoe Gourmet Chips, LLC."

2.3.    Place of Business.    The Company's principal place of business shall be located at 9360 S. Hwy 441, Ocala, FL 34480, until changed by designation of the Board, with written notice to all Members.

2.4.    Purpose.    The purpose for which the Company has been formed and the powers which it may exercise, all being in furtherance, and not in limitation, of the general powers conferred upon limited liability companies by the State of Florida, include, but are not limited to, the development, production and sale of gourmet potato chips and other food products or businesses which the Board of Directors determines (the “Company’s Business”).  Without in any way limiting the generality of the foregoing, the Company may: (i) enter into, perform and carry out contracts and agreements as may be necessary, appropriate or incidental to the accomplishment of the purposes of the Company; (ii) sell, exchange, lease, mortgage or otherwise dispose of all or any part of the properties and assets of the Company for cash, stock, other securities or other property or any combination thereof; (iii) borrow money and evidence the same by notes or other evidences of indebtedness and secure the same with liens on all or any portion of the assets of the Company in furtherance of any of or all of the purposes of the Company; and (iv) do all other acts and things which may be necessary, appropriate or incidental to the carrying out of the business and purposes of the Company.

2.5.    Term.    The Company shall be deemed to have been formed and its term shall commence as of the filing of the Articles with the Florida Secretary of State, and shall continue until terminated pursuant to the provisions of this Agreement or by operation of law.

2.6.    Power of Attorney.    Each Member irrevocably constitutes and appoints the Board, acting by and through any of its agents or executive officers, as such Member's true and lawful attorney-in-fact, with full power and authority for such Member, and in such Member's name, place, and stead, to execute, acknowledge, publish, and file:

(a)  This Agreement, the Articles, or any amendment or cancellation hereof or thereof required under the laws of the State of Florida;

(b)  Any certificate, instrument, or document, including, without limitation, fictitious business name statement, as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Company is doing or intends to do business; or

(c)  Any document that may be required to effect the continuation of the Company, the admission of an additional or substituted Member, the amendment of this Agreement, the dissolution or termination of the Company, or a transfer of Company Property, whether real, personal, tangible, or intangible, following a dissolution or termination of the Company.

2.7.    Nature of Power of Attorney.    The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death of the undersigned or the delivery of an assignment of a Unit by the undersigned; provided, however, that where the assignee thereof has been approved for admission to the Company as a substituted Member under the terms of this Agreement, this power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any qualified officer of the Company to execute, acknowledge, and file any instrument necessary to effect such substitution.

ARTICLE III
MANAGEMENT

3.1.    Management by the Board

(a)           Directors.  Subject to the provisions of this Agreement, the business and affairs of the Company shall be managed and conducted under the direction of the Company’s Board (the “Board”).  The Board shall consist of no more than three directors (each, a “Director”). Each Director shall be appointed by a vote of the Members holding a majority of the Units entitled to vote, that are issued and outstanding except however, Members holding at least a 25% Membership Interest may elect one Director designated by such Member or Members. Directors need not be Members.  The names of the current Directors are set forth on Exhibit B attached hereto. Each Director shall be elected by the Members to vote thereon at each annual or special meeting of the Members, and shall hold office until the next annual or special meeting of the Members and until each of their successors shall have been duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal from office.

           Meetings.  The Board may hold its meetings at such place or places within or without the State of Florida as the Board may from time to time determine or as shall be specified or fixed in the respective notices or waivers of notice thereof. At any time during any duly called regular meeting, any Director may bring before the Board for its consideration any matter pertaining to the business of the Company.  During a duly called special meeting, only the matters set forth in the notice of such special meeting shall be presented for consideration unless all Directors present thereat consent to opening the meeting for other matters.  Notice of a regular or special meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the lack of notice to such Director.  Meetings of the Directors may be held by telephone or any other communications equipment by means of which all participating Directors can simultaneously hear each other during the meeting.

(c)   Action by Directors Without a Meeting. Action required or permitted by the Florida Business Corporation Act (the “FBCA”) for a board of directors may be taken without a meeting if the action is taken by all members of the Board.  The action must be evidenced by one or more written consents describing the action taken and signed by each Director. Action taken under this section is effective when the last Director signs the consent, unless the consent specifies a different effective date. A consent signed under this section has the effect of a meeting vote and may be described as such in any document.

(d)           Voting and Quorum.  Each Director shall have one vote at any meeting of the Board.  Any and all acts, decisions and resolutions of the Board shall require the affirmative vote of a majority of the Directors present at a meeting at which a quorum is present.  A quorum for the transaction of business at meetings of the Board shall consist of a majority of the then appointed Directors.  If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice to the Directors present other than an announcement at the meeting, until a quorum shall be present, provided, that notice of such adjournment and rescheduled meeting shall be given to all Directors who were absent from such adjourned meeting.

(e)           Removals; Vacancies.  Any Director may resign at any time by written notice to the Board.  Members holding a majority of the Units entitled to vote shall have the right, exercisable at any time in their sole discretion, to remove (with or without cause) any or all of the Directors.  Upon the resignation or removal of any Director (or if a Director’s seat otherwise becomes vacant for any other reason), the remaining Directors by a majority vote shall appoint a substitute Director to replace such Director.

(f)           Expenses.  A Director serving on the Board shall be entitled to reimbursement from the Company for reasonable expenses incurred in connection with the performance of his or her duties as a Director so long as such Director submits appropriate documentation for such expenses.

(g)           Authority of the Board.  In addition to the general management authority provided under this Section 3.1(g), and without limiting the generality of the foregoing, the Board shall have all necessary powers to manage and carry out the purposes, business, and affairs of the Company, including, without limitation, the powers to exercise, authorize, and direct the officers of the Board or the Company (if any) to exercise, on behalf of and in the name of the Company as described in Florida Statutes, including, without limitation, the following powers and authority:

(i) To expend Company funds in furtherance of the business of the Company and to acquire assets from any Person, including, without limitation, Affiliates of the Company or the Board, upon such terms and conditions as the Board deems advisable;

(ii) To offer additional Units for sale, to determine the terms of the offering of such Units, including, without limitation, the price thereof and commissions to be paid with respect thereto, and the manner of complying with the laws applicable thereto;

(iii)  To employ, at the expense of the Company, such agents, employees, independent contractors, attorneys, and accountants, as the Board deems reasonable and necessary, for any Company purpose;

(iv) To effect necessary insurance for the proper protection of the Company, Board, or Members;

(v) To prosecute, defend, pay, collect, compromise, arbitrate, or otherwise adjust any and all claims or demands for or against the Company;

(vi) To bind the Company in all transactions involving Company Property or the Company's affairs;

(vii) To enforce loan documents and to manage, lease, develop, or sell property to which the Company becomes the legal and equitable titleholder through purchase, foreclosure, deed in lieu of foreclosure, or otherwise;

(viii) To amend this Agreement with respect to the matters set forth in Sections 13.4(a) through (i) herein;

(ix)   To determine the accounting method or methods to be used by the Company when an election with respect thereto is allowed, which methods may, if allowed by applicable law, be changed at any time upon thirty (30) days written notice to all Members;

(x) To open accounts in the name of the Company in one or more banks, savings and loan associations, money market funds, or other financial institutions, and to deposit Company funds therein, subject to withdrawal upon the signature of the Board or any Person authorized by the Board;

(xi)   To sell from time to time all or any portion of Company Property, or any undivided or beneficial interests therein, all upon such terms and conditions as the Board shall deem appropriate in its sole business judgment;

(xii) To seek and obtain revolving or other credit facilities from third party lenders to allow the Company to leverage Company Property, including, without limitation, to negotiate and enter into loan agreements, security and pledge agreements, and other documents required by a third party lender as a condition to providing the Company with such a credit facility;

(xiii) To retain such advisors and professionals, execute all instruments and documents, and do all other things that are, in the sole business judgment of the Board, necessary or appropriate to effectuate any of the foregoing;  and

(xiv) Dissolve and terminate the Company following the winding up of the business of the Company.

3.2.  Outside Activities, Fiduciary Duties.

(a) It shall be deemed not to be a breach of any duty (including any fiduciary duty) existing hereunder, at law, in equity or otherwise or any other obligation of any type whatsoever of (i) any Director or Officer, or any of any of the them, to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided such Affiliate does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Director or (ii) any Director, Officer or other employee of the Company to be a director, manager, officer, employee or consultant of any Member or any Affiliate of any Member of the Company; provided that the Board of Directors is advised of such other relationship and does not object thereto; and further, provided, that such Officer or employee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Person.

(b)  None of the Directors or Officers shall have any obligation hereunder or as a result of any duty expressed or implied by law, in equity or otherwise, to present business opportunities to the Company that may become available to such Person or any of its Affiliates or of which the Person acquires knowledge other than while serving in the capacity as a Director or Officer. The Company, any Member or any other Person shall have no rights by virtue of a Director or Officer’s duties under this Agreement, applicable law or otherwise in any business ventures of any Director or Officer.

(c) Notwithstanding anything to the contrary in this Agreement, to the extent that any provisions of this Section 3.2 purport or are interpreted to have the effect of restricting, eliminating or otherwise modifying the duties (including fiduciary duties) that might otherwise, as a result of Florida or other applicable law, be owed by the Directors, the Officers or any of their Affiliates to the Company and its Members, or to constitute a waiver or consent by the Members to any such fiduciary duty, such provisions in this Section 3.2 shall be deemed to have been approved by the Members, and the Members hereby agree that such provisions shall replace or eliminate such duties.

3.3  Officers.  The Board may, from time to time, but shall not be required to, designate or appoint one or more officers of the Company, including without limitation, a chairman of the Board, a chief executive officer, president, one or more vice presidents, a secretary, an assistant secretary, a treasurer and/or an assistant treasurer.  Such officers may, but need not be, employees of the Company or an Affiliate of the Company.  The officers of the Company shall exercise such delegated powers and authority in a manner consistent with the policies adopted and the directions made from time to time by the Board.  Each appointed officer shall hold such office until the first to occur of the following: (i) his or her successor is appointed, (ii) such officer submits his or her resignation or (iii) such officer is removed, with or without cause, by the Board.  All officers shall perform his or her duties in good faith and with such degree of care, which an ordinarily prudent person in a like position would use under similar circumstances.

3.4.    Limitation on Board's Authority.    The Board has no authority to:

(a)  Sell all or substantially all of the Company Property in one or a series of related transactions that is not in the ordinary course of business, or merge or consolidate the Company with another entity without the prior affirmative vote or consent of a Minimum Percentage of Interests; or

(b)  Amend this Agreement without the prior vote or consent of a Minimum Percentage of Interests, except as provided in Section 13.4 herein;

3.6           Members’ Management Powers; No Fiduciary Duties.  Except as otherwise expressly provided in this Agreement, (i) the Members (other than in their capacity as Directors and/or officers or employees) shall take no part in or interfere in any manner with the management, conduct or control of the Company’s business and (ii) no Member shall have any right or authority to act for or bind the Company in any manner whatsoever.  Members shall have only the right to vote on the matters set forth below or as set forth in this Agreement, or as required by the Act.  A Member shall not have any duties, fiduciary or otherwise, to the Company or any other Member, other than the contractual obligations of such Member set forth herein:

(a)  Election of Directors. In particular, Members holding at least a 25% Percentage Interest in the Company shall be entitled to elect one director designated by such Member or Members;

(b)  Dissolution and Termination of the Company;

(c)  Amendment of this Agreement; provided, however, that this Subsection (c) shall not apply to any amendment by the Board made pursuant to Section 13.4 below, with respect to which matters the Board alone may act to amend this Agreement without the vote of any Member; and

 (d)  Sale of all or substantially all of the Company Property or merger or consolidation of the Company pursuant to Section 11.3 below.

3.7           Member Meetings.  There shall be no requirement that meetings of the Members be held. Any action that requires the approval of the Members may be taken without a meeting.  Special meetings of the Members may be called, on not less than ten (10) days written notice, by the Board of Directors if a Company matter requires the vote of the Members or any Member holding at least a 20% Percentage Interest.  Members shall be given advance notice of any special meeting or solicitation of a written consent describing, to the extent possible, the agenda for such meeting.

3.8           Voting.  On any manner that is to be voted on, consented to, or otherwise approved by the Members (or any subset thereof): (i) each Member holding Units shall be entitled to one vote for each such Unit. Except as otherwise provided herein, any matter that is to be voted on, consented to or otherwise approved by the Members (or any subset thereof) shall require the affirmative vote, consent or approval of the Members holding more than 50% of the votes entitled to be cast thereon.

ARTICLE IV

EXCULPATION AND INDEMNIFICATION

4.1    Exculpation and Indemnification.    None of the Board, its Affiliates, stockholders, officers, directors, Boards, members, employees, or agents (the "Board Parties"), shall have any liability whatsoever to the Company or to any Member for any loss suffered by the Company or any Member that arises out of any action or inaction of the Board or any Board Party, so long as the Board or such Board Party, in good faith, determined that such course of conduct was in the best interest of the Company and did not constitute intentional misconduct, fraud, or a knowing violation of the law. The Board, the Board Parties, and the employees and agents of the Company shall be entitled to be indemnified and held harmless by the Company, at the direct expense of the Company and not Members, against any loss, expense, claim, or liability (including, without limitation, reasonable attorneys' fees and costs, which shall be paid as incurred) resulting from the assertion of any claim or legal proceeding relating to the performance or nonperformance of any act concerning the activities of the Company, including, without limitation, claims or legal proceedings brought by a third party or by any Member, on its own behalf or as a Company derivative suit, so long as the party to be indemnified made a good faith determination that such course was in the best interests of the Company and did not constitute intentional misconduct, fraud, or a knowing violation of the law; provided, however, that any such indemnity shall be paid solely from the assets of the Company.  Nothing herein shall prohibit the Company from paying, in whole or in part, the premiums or other charges for any type of indemnity insurance in which the Board, the Board Parties, or other agents or employees of the Company are indemnified or insured against liability or loss arising out of their actual or alleged negligence or gross negligence in the performance of their duties or out of any actual or alleged wrongful act against or by the Company including, without limitation, judgments, fines, settlements, and expenses incurred in the defense of actions, proceedings, and appeals therefrom.  The Company shall pay the expenses of the Board, the Board Parties, and other agents and employees of the Company incurred in defending a civil or criminal action, suit, or proceeding as they are incurred, and in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of such Board, Board Party, or other agent or employee of the Company to repay the same if it is ultimately determined that such person is not entitled to be so indemnified.

ARTICLE V

THE MEMBERS—CAPITAL CONTRIBUTIONS

5.1           Contributions by the Members; Issuance of Interests.

(a)           Formation. In connection with the formation of the Company, the Initial Members made initial Capital Contributions to the Company in exchange for 100,000 Units as follows:

(i) Joseph Trudel contributed $12,000 in cash and certain services set forth on Schedule A (the “Founder Services”) for 85,000 Units; and

(ii) Gilbert Hess contributed $30,000 in cash and agreed to provide the Founder Services for 15,000 Units.

5.2           Issuances of Additional Units.

(a)           At any time and from time to time the Company may issue additional Units, and options, rights, warrants and appreciation rights relating to the Units for any Company purpose to such Persons, and admit such Persons as members of the Company, for such consideration and on such terms and conditions as the Board of Directors shall determine in its sole discretion, all without the approval of the Members.

(b)           Each additional Unit authorized to be issued by the Company pursuant to Section 5.2(a) may be issued in one or more classes, or one or more series of any such classes, with such relative designations, preferences, rights, powers and duties (which may be senior or prior, pari passu or junior to the preferences, rights, powers and duties of any then outstanding class and series of Units), as shall be fixed by the Board of Directors, including (i) the right to share Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may redeem the Unit, including sinking fund provisions, if any; (v) whether such Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Unit will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Unit; and (viii) the right, if any, of the holders of each such Unit to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Unit. Notwithstanding anything in this Agreement to the contrary, additional Units, issuable without the approval of the Members of any class of Units then outstanding, may include (i) Units with preferences, rights, powers and duties (including rights to distributions, allocation, voting or in liquidation) that are senior or prior, pari passu or junior to any other class or series of Units then outstanding, or (ii) additional Units of any class or series then outstanding.

(c)           The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Units and options, rights, warrants and appreciation rights relating to Units pursuant to this Section 5.2, (ii) the admission of any Person(s) as an additional Member(s) and (iii) all additional issuances of Units. The Board of Directors shall determine the relative designations, preferences, rights, powers and duties of the holders of the Units or other Units being so issued. The Board of Directors shall do all things necessary to comply with the Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Common Units or other Units are listed for trading.

(d)           The issuance of Units pursuant to Section 5.2 shall be subject to the limitation that no fractional Units shall be issued by the Company.

5.3           Pre-Preemptive Rights.  If the Company proposes to issue or sell any Units, each Member shall have a pre-emptive right to purchase such Member’s pro rata portion (equal to such Member’s Percentage Interest) of such Units on the same terms and conditions of such proposed issuance, in each case in accordance with this Section 5.3.  The Company shall notify each Member in writing of any proposed new issuance of Units to which such pre-emptive rights would apply, setting forth all material terms of such issuance.  Each Member shall notify the Company in writing, within 15 days after its receipt of such notice, whether or not it will exercise, in full or part, its pre-emptive rights in relation to such issuance.  A Member’s failure to notify the Company within such 15-day period shall constitute a waiver of such pre-emptive rights in relation to such issuance.

5.4.  Interest of Units in Distributable Amounts From Operations, Profits and Losses and Dissolution.

(a) Members shall be entitled to distributions pursuant to Article VI and shall be entitled to vote or grant or withhold consents on any Company matter for which Members may vote or grant or withhold consent, as provided for in this Agreement.

5.5.    Admission to Company; Subscription Account.    To purchase Units, a Person must deliver to the Company an executed subscription agreement, together with a cash contribution in immediately available funds, U.S. currency or other consideration as may be set forth in a subscription agreement. Generally, subscriptions of qualified investors shall be accepted by the Company on a first-come first-serve basis; provided, however, the Board reserves the right to admit non-ERISA Plan Investors before ERISA Plan Investors in order for the Company to remain exempt from the application of Title 29 of the Code of Federal Regulations Part 2510 relating to the definition of plan assets for purposes of ERISA (the "ERISA Plan Asset Regulations").

5.6.    Limited-Liability of Members.    Units are non-assessable, and no Member shall be personally liable for any of the expenses, liabilities, or obligations of the Company or for any of the losses thereof beyond the amount of such Member's agreed upon capital contributions ("Capital Contributions") to the Company and such Member's share of any undistributed net Profit of the Company; provided, however, that each Member shall remain liable to return to the Company any distribution that such Member is obligated to return pursuant to the Act. Upon the dissolution and termination of the Company, no Member shall be liable to pay to the Company or any other Member the amount of any deficit remaining in such Member's Capital Account.

ARTICLE VI

ALLOCATION OF DISTRIBUTABLE AMOUNTS FROM OPERATIONS, PROFITS AND LOSSES

 6.1.    Distributable Amounts From Operations.    The aggregate Distributable Amounts From Operations shall be distributed to and among all Members as follows:

(a)  One Hundred percent (100%) to the Members as a group in accordance with their Percentage Interest.

6.2.    Profits.    After giving effect to the allocations set for in Section 6.6 herein, Profits shall be allocated to and among all Members in the same percentages as distributions are allocated to each Member pursuant to Section 6.1 herein.

6.3.    Losses.      After giving effect to the allocations set for in Section 6.6 herein, Losses shall be allocated to and among all Members in the same percentages as distributions are allocated to each Member pursuant to Section 6.1 herein; provided, however, that Losses shall not be allocated to a Member pursuant to this Section 6.3 to the extent such allocation would cause such Member to have an Adjusted Capital Account Deficit following such allocation.

6.4.     Distributions Upon Dissolution.    Upon dissolution and termination of the Company, all Distributable Amounts from Operations shall be distributed to Members in same percentages as distributions are allocated to each Member pursuant to Section 6.1 herein.

6.5.    Interests that Vary During the Year.    The Board shall make pro rata allocations of loss, income, and expense deductions to an additional Member, a substitute Member, or an Economic Interest Owner for that portion of the Company's tax year in which an additional Member, substitute Member, or Economic Interest Owner held an Economic Interest in accordance with the provisions of Section 706(d) of the Code and the Regulations.

ARTICLE VII

ACCOUNTING AND REPORTS

7.1.    Books and Records.    The Board shall cause the Company to keep the following books and records, which shall be maintained at the Company's principal place of business and shall be available for inspection and copying by the requesting Member, or such Member's duly authorized representative(s), at such Member's sole cost and expense during reasonable business hours and upon at least five (5) business days prior written notice to the Board:

 (a)  A current list of the full name and last known business or residence address of each Member and known Economic Interest Owner, together with the Capital Contributions, Capital Account, and Percentage Interest of each Member and known Economic Interest Owner;

(b)  A current list of the full name and business or residence address of each current or past Board;

(c)  A copy of the Articles and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(d)  Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(e)  A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f)    Copies of the financial statements of the Company, if any, for the current and, up to, to the extent applicable, the past six (6) Fiscal Years; and

(g)  The Company's books and records as they relate to the internal affairs of the Company for at least the current and up to, to the extent applicable, the past six (6) Fiscal Years.

        7.2.    Annual Financial Reports and Returns.    The Board shall, at the Company's expense, cause to be prepared and distributed to each Member, at least annually, financial statements prepared in accordance with generally accepted accounting principles. The financial statements shall include:

(a)  A balance sheet, statement of income or loss, statement of Members' equity, and a statement of cash flow;

(b)  A statement as to any transactions with the Board or its Affiliates, and of fees, commissions, compensation, and other benefits paid or accrued to the Board or its Affiliates from the Company for the Fiscal Year completed, showing the amount paid or accrued to each recipient and the respective services performed therefor; and

(c)  A report identifying distributions of (i) Distributable Amounts From Operations during such year, (ii) funds held, if any, as Reserves in prior years that have been released from Reserves and have been added to Distributable Amounts From Operations and (iii) Reserves established from Capital Contributions.

Copies of the foregoing financial statements and reports shall be distributed to each Member within ninety (90) days after the close of each Fiscal Year, or as soon as practicable thereafter. Additionally, within ninety (90) days after the end of each Fiscal Year, or as soon as practicable thereafter, the Board shall cause the Company to distribute such other information that Members may need for the preparation of their respective federal income tax returns.

7.3.   Tax Matters Partner.    In the event the Company is subject to administrative or judicial proceedings for the assessment or collection of deficiencies for federal taxes or for the refund of overpayments of federal taxes arising out of a Member's distributive share of Profits, the Board shall act as the Tax Matters Partner (the "TMP") and shall have all the powers and duties assigned to the TMP under Sections 6221 through 6232 of the Code and the Regulations thereunder.  Each Member agrees to perform all acts necessary under Section 6231 of the Code and the Regulations thereunder to designate the Board as the TMP.

ARTICLE VIII

TRANSFER OF COMPANY INTERESTS

8.1.    Restrictions on Transfers.    Notwithstanding any provision to the contrary contained in this Agreement, the restrictions set forth herein shall apply to any and all sales, assignments, or transfers of Units or Economic Interests, as the case may be, and any purported sale, assignment, or transfer in violation of this Agreement shall be void ab initio:

(a)  No Member shall make any transfer or assignment of all or any part of its Units without first offering to sell such Member’s Units to the other Members in proportion to their respective Membership Interests. If the non-selling Members do not exercise their right of first refusal within 20 days of written notice, then the selling Member may sell their Units to a third party on the same terms and conditions as offered to the non-selling members;

(b) Except for a transfer in accordance with Section 8.1(a), no Member shall make any transfer or assignment of all or any part of its Units without first obtaining the consent of the Board, which consent may be withheld in the sole discretion of the Board;

(c)  No Economic Interest Owner shall make any transfer or assignment of all or any part of its Economic Interests without the prior written consent of the Board, which consent shall not be unreasonably withheld; provided, however, that such consent shall not entitle any transferee to become a substituted Member;

(d)  No Member or Economic Interest Owner shall be entitled to sell, assign, transfer, or convey any part of its Units or Economic Interests, as the case may be, if in the opinion of the Board or the Company's then counsel, such sale, assignment, transfer, or conveyance would cause a termination of the Company under Section 708 of the Code; and

(e)  No Member or Economic Interest Owner shall be entitled to sell, assign, transfer, or convey any part of its Units or Economic Interests, as the case may be, if in the opinion of the Board or the Company's then counsel, such sale, assignment, transfer, or conveyance would cause the Company to be classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Regulations thereunder, and therefore, the Board shall not: (i) permit the transfer of any Unit or Economic Interest on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code and the Regulations thereunder; (ii) permit the transfer of any Unit or Economic Interest that would cause the aggregate of the transfers in the Company's capital or profits to exceed two percent (2%) of the aggregate interests in the Company's capital and profits; or (iii) permit the redemption, resignation, or withdrawal of any Unit or Economic Interest, except in compliance with the provisions of this Agreement.

8.2.    Transfer of Units and Substitution.    No assignee of all or any portion of a Unit or an Economic Interest shall have the right to become a substituted Member in place of an assignor unless the following conditions are satisfied; provided, however, that allocations of Profit, Loss, and any and all distributions to be paid pursuant to Section 6 shall accrue and be payable to the transferor for the month in which such conditions are satisfied:

(a)  The assignor shall designate such intention in the instrument of assignment;

(b)  The written consent of the Board to such substitution shall be obtained, which consent may be withheld in the sole discretion of the Board;

(c)  The instrument of assignment shall be in a form and substance satisfactory to the Board;

(d)  The assignor and assignee named therein shall execute and acknowledge such other instruments as the Board may deem necessary to effectuate such substitution, including, without limitation, a power of attorney consistent with provisions more fully described in this Agreement;

(e)  The assignee shall accept, adopt, and approve all of the terms and provisions of this Agreement in writing;

(f)    The assignee shall pay or, at the election of the Board, obligate himself to pay all reasonable expenses (including reasonable attorneys' fees and costs) connected with such substitution; and

(g)  The Company shall have received, if requested, a legal opinion, that is in form and substance satisfactory to the Board's counsel that such transfer will not violate the registration provisions of the Act or cause the Company to be classified as "publicly traded partnership" within the meaning of Section 7704 of the Code and the Regulations thereunder, which opinion shall be furnished at the assignor's expense.

Any assignment permitted under this Section 8.2 shall become effective as of the end of business on the last day of the month in which the conditions described in this Section 8.2 are satisfied.

ARTICLE IX

INTENTIONALLY DELETED.

ARTICLE X

RESIGNATION AND WITHDRAWAL

10.1.    Resignation and Withdrawal by Members.    Except as set forth in this Article X, no Member shall have the right to resign or withdraw from the Company or shall have the right to have any portion of its Capital Account redeemed.

ARTICLE XI

DISSOLUTION OF THE COMPANY;

MERGER OF THE COMPANY

11.1.    Events Causing Dissolution.    The Company shall dissolve upon the occurrence of any of the following events:

(a)  The election of the Board, in its sole discretion, to dissolve the Company;

(b)  The affirmative vote of the Minimum Percentage of Interests; or

(d)           The occurrence of an event that would make it unlawful for the existence of the Company to continue.

11.2.    Winding Up.    Upon the occurrence of an event of dissolution, the Company shall not immediately be terminated, but shall continue until its affairs have been wound up. Upon dissolution of the Company, the Board shall wind up the Company's affairs as follows:

(a)  The Company shall not make any new investments or conduct any new business;

(b)  Except as may be agreed upon by the Board and a Minimum Percentage of Interests in connection with a merger or consolidation described in Section 11.3, the Board shall liquidate Company Property as promptly as is consistent with recovering the fair market value thereof, either by sale to third parties (including, without limitation, the Board or Affiliates of the Board); provided, however, that the Board shall liquidate all Company Property for the best price reasonably obtainable in order to completely wind up the Company's affairs within two (2) years after an event of dissolution occurs;

(c)  All Profits and Losses resulting from the activities set forth in Section 11.2(b) above shall be allocated to and among the Members as set forth in Section 6.1 above;

(d)  Except as may be agreed upon by the Board and a Minimum Percentage of Interests in connection with a merger or consolidation described in Section 11.3, all sums of cash held by the Company as of the date an event dissolution occurs (including, without limitation, liquid assets that shall be converted to cash), together with all sums of cash received by the Company during the winding up process from any source whatsoever, and any remaining Company Property shall be applied and promptly distributed to first to all Members up to the balance of their initial capital contribution and any unpaid accrued Preferred Return and then 85% of the balance to the Board, but only after all Company Liabilities have been paid or otherwise adequately provided for and all outstanding Redemption Amounts have been paid; and

(e)  Upon the completion of the liquidation of the Company and distribution of liquidation proceeds, the Board shall cause Articles of Dissolution to be filed as required by Florida Statutes ("Articles of Dissolution") and shall furnish to each Member a statement setting forth the receipts and disbursements of the Company during such liquidation, the amount of proceeds from such liquidation distributed, and the amount of proceeds paid or distributed to Members.

11.3.    Merger or Consolidation of the Company.    The Company may be merged or consolidated with one or more other entities, which may be Affiliates of the Company; provided, however, that the principal terms of any such merger or consolidation are first approved by the Board and by the affirmative vote of a Minimum Percentage of Interests.  In any such merger or consolidation, the Company may be either a disappearing or surviving entity. Members are not entitled to dissenters’ rights of appraisal in the event of a liquidation, merger, consolidation or conversion, a sale of all or substantially all of the Company Property or any other transaction or event.

ARTICLE XII

ARBITRATION

12.1.    Arbitration.    As among the parties hereto, all questions as to rights and obligations arising under the terms of this Agreement may be resolved through arbitration, and such arbitration shall be governed by the rules of the American Arbitration Association.

12.2.    Demand for Arbitration.    If a dispute should arise under this Agreement, any Member may, within sixty (60) days from the date such dispute arises, make a demand for arbitration by filing a demand in writing with whom the Member has such a dispute.

12.3.    Appointment of Arbitrators.    The parties may agree upon one arbitrator, but in the event that they cannot agree, there shall be three arbitrators.  Each party to the arbitration shall have the right to appoint one arbitrator by sending written notice to the other party within five (5) days after demand for arbitration is given.  The third arbitrator shall be chosen by the two arbitrators appointed by the parties to the arbitration.  Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) may, in their sole discretion, proceed ex-parte.

 12.4.    Hearing.    Arbitration shall take place in Sumter County, Florida, and the hearing before the arbitrator(s) of the matter to be arbitrated shall be at the time and place within said city as is selected by the arbitrator(s). The arbitrator(s) shall select such time and place promptly after his (or their) appointment and shall give written notice thereof to each party at least sixty (60) days prior to the date so selected.  At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern.  Evidence may be admitted or excluded in the sole discretion of the arbitrator(s).  Said arbitrator(s) shall hear and determine the matter and shall execute and acknowledge their award in writing and cause a copy thereof to be delivered to each of the parties.

12.5.    Arbitration Award.    If there is only one arbitrator, the arbitrator's decision shall be binding and conclusive on the parties to the arbitration, and if there are three arbitrators, the decision of any two shall be binding and conclusive. The submission of a dispute to the arbitrator(s) and the rendering of a decision shall be a condition precedent to any right of legal action on the dispute. A judgment confirming the award of the arbitrator(s) may be rendered by any court having jurisdiction; or such court may vacate, modify, or correct the award in accordance with the prevailing sections of Florida law.

12.6.    New Arbitrators.    If three arbitrators are selected under the foregoing procedure but two of the three fail to reach an agreement in the determination of the matter in question, the matter shall be decided by three new arbitrators who shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached by two of the three arbitrators selected.

12.7.    Costs of Arbitration.    The costs of such arbitration shall be borne by the losing party or in such proportions as the arbitrator(s) shall determine.

ARTICLE XIII

MISCELLANEOUS

13.1.    Covenant to Sign Documents.    Without limiting the power of attorney granted by Sections 2.6 and 2.7 above, each Member covenants, for such Member and such Member's successors, legal representatives, heirs and assigns, to execute, with acknowledgment or verification, if required, any and all certificates, documents, and other writings that may be necessary or expedient in the creation of the Company and the achievement of its purposes, including, without limitation, all such filings, records, or publications necessary or appropriate in the judgment of the Board to comply with the applicable laws of any jurisdiction in which the Company shall conduct its business.

13.2.    Notices.    Except as otherwise expressly provided for in this Agreement, all notices that any Member may desire or may be required to give the Company or any other Member shall be in writing and shall be deemed actually received when delivered personally or four (4) days following deposit in the United States mail, first-class postage prepaid, addressed to the Member's address as shown in the books of the Company pursuant to written notification to the Board. Notices to the Board or to the Company shall be delivered to the Company's principal place of business, as set forth in Section 2.3 above or as hereafter changed as provided herein.

13.4.    Amendment.    This Agreement is subject to amendment by the affirmative vote of a Minimum Percentage of Interests and the written consent of the Board.  Notwithstanding anything to the contrary contained in this Agreement, the Board shall have the right to amend this Agreement without the vote or consent of a Minimum Percentage of Interests or any Members, when:

(a)  There is a change in the name of the Company;

(b)  There is a change in the amount of the contribution of any Member;

 (c)  A Person is substituted as a Member;

(d)  An additional Member is admitted;

(e)  A Person is admitted as a successor or additional Director in accordance with the terms of this Agreement;

(f)    There is a change in the character of the business of the Company;

(g)  There is a false or erroneous statement in this Agreement;

(h)  A change in this Agreement is required in order to accurately represent the understanding among all Members; or

(i) The Board authorizes and designates a new class of Units in the future.

13.5.    Governing Law; Venue.    This Agreement shall be governed by and shall be interpreted and enforced in accordance with the procedural and substantive laws of the State of Florida. Subject to the arbitration provisions of Article XII above, each Member and each holder of an Economic Interest:(a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in Sumter County, Florida; (b) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum; and (c) irrevocably consents to the jurisdiction of the Circuit Court in and for Sumter County, Florida in any such suit, action or proceeding.

13.6.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements and representations, either oral or in writing, between the parties hereto with respect to the subject matter contained herein.

13.7.    Representations, Warranties, and Covenants of Members.    Each Member represents and warrants to, and covenants and agrees with the Company that: (a) such Member is not making a market in the Units; (b) such Member will not transfer any Unit on an "established securities market" or a "secondary market (or substantial equivalent thereof)" within the meaning of Section 7704 of the Code and the Regulations thereunder; and (c) such Member will not transfer any Unit through "matching services" within the meaning of Section 7704 of the Code that is not approved in advance by the Board. Each Member shall indemnify and hold harmless the Company against all damages, losses, or expenses incurred by the Company with respect to a breach of any representation, warranty, or covenant of such Member or, in the case such Member's continued suitability, such Member fails to notify the Company as to such Member's lack of continued suitability, and shall defend the Company in any action or proceeding with respect to such breach.

13.8.    Waiver.    No waiver by any party hereto of any breach of, or default under, this Agreement by any other party shall be construed or deemed a waiver of any other breach of or default under this Agreement, and shall not preclude any party from exercising or asserting any rights under this Agreement with respect to any other breach or default.

13.9.    Severability.    If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

 13.10.    Captions.    Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference only, and in no way define, limit, extend, or describe the scope of this Agreement.

13.11.    Number and Gender.    Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.  In the event there is more than one Board, any consent or action required or permitted to be given or made by a Board may be given or made by any Board.

13.12.    Counterparts.    This Agreement may be executed in counterparts, any or all of which may be signed by the Board on behalf of all Members as their attorney-in-fact.

13.13.    Waiver of Action for Partition.    Each Member irrevocably waives during the term of the Company any right that he may have to maintain any action for partition with respect to Company Property.

13.14.    Execution of Additional Instruments.    Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

13.15.    Rights and Remedies Cumulative.    The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right or use of any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

13.16.    Heirs, Successors, and Assigns.    Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

13.17.    Creditors.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.18.    Attorneys' Fees.    In the event any party hereto institutes an action or other proceeding to enforce any rights arising under this Agreement, other than an arbitration proceeding pursuant to Article XII above, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the other party, such fees to be set by the court and not by a jury, and to be included in any judgment entered in such proceeding.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

/s/ Joseph Trudel
By: Joseph Tudel
/s/ Gilbert Hess
By: Gilbert Hess

SCHEDULE A

LIST OF INITIAL MEMBERS/UNIT OWNERSHIP

Member	Number of Units	Capital Contribution ($)
Joseph Trudel	85,000)	$12,000
Gilbert Hess	15,000	$30,000
Total	100,000	$42,000

EXHIBIT D

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Royalty Agreement”), is entered into as of December 10, 2014 (the “Effective Date”), between Bonjoe Gourmet Chips LLC, a Florida limited liability company (“Bonjoe”) and Great Plains Holdings, Inc., a Nevada corporation ("Great Plains") (collectively referred to hereinafter as the “Parties”).

RECITALS

WHEREAS, Great Plains has entered into a Securities Exchange Agreement date as of the date hereof with Bonjoe and its members, Joseph Trudel and Gilbert Hess (the “SEA”) whereby Mr. Trudel and Mr. Hess agreed to sell Great Plains an ownership interest in Bonjoe which they own; and

WHEREAS, Bonjoe is in need of funds to develop, produce, market and sell its Products; and

WHEREAS, Great Plains is willing to invest funds in Bonjoe as provided for in this Royalty Agreement and to acquire an ownership interest in Bonjoe as provided for in the SEA.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Royalty Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. Definitions of capitalized terms used in this Royalty Agreement shall have the meanings given in Appendix A or elsewhere in the Royalty Agreement.

ARTICLE  II
INVESTMENT, ROYALTY PAYMENTS

2.1 Investment. Great Plains shall pay Bonjoe the amount of $11,500.00 upon execution of this Agreement (the “Investment Amount”). The Investment Amount shall be used by Bonjoe for general working capital purposes.

2.2 Royalties. Bonjoe shall pay Great Plains a royalty as follows (the “Royalty Payment”):

(a) An initial royalty payment equal to $0.08 per bag or other individual unit (a “Unit”) of Product sold by Bonjoe during the period of time that will start 150 days from the Effective Date through the date which Bonjoe has sold up to a maximum of 295,000 Units of Product in the Territory (the “Initial Royalty”); and

(b) After payment of the Initial Royalty, Bonjoe will pay Great Plains a royalty equal to 3% of Gross Sales of the Products throughout the remaining Royalty Term.

2.3 Termination of Royalty Obligations. This Royalty Payment obligation shall not terminate unless agreed to in writing by Great Plains or the expiration of the Royalty Term as that term is defined herein.

ARTICLE III
REPORTS AND PAYMENTS

3.1 Recordkeeping. Bonjoe shall, and shall obligate its Affiliates to, keep full and accurate records (prepared in accordance with U.S. Generally Accepted Accounting Principles consistently applied) of Bonjoe’s or its Affiliates’ sales of Products and such other matters as may affect the determination of any amount payable to Great Plains hereunder, in sufficient detail to reasonably enable Great Plains or Great Plains’ representatives to determine any amounts payable to Great Plains under this Royalty Agreement. Such records shall be kept at Bonjoe’s or its Affiliates’ principal place of business and, with all necessary supporting data, books and ledgers, shall, during all reasonable times for the 2 years following the end of the Accounting Period to which each shall pertain, be open for inspection at reasonable times during normal business hours (and upon at least 10 days prior written notice) for the purpose of verifying the accuracy of any payment report required under this Royalty Agreement or any amount payable hereunder. The results of each inspection shall be binding on both Great Plains and Bonjoe absent mathematical error. In the event an audit reveals an error in the payment of any Royalty Payments in excess of 5% of the Royalty Payments due over a 12 month period, Bonjoe shall pay Great Plains the reasonable costs associated with such inspections.

3.2 Reports. Within thirty (30) days after the end of each Accounting Period, Bonjoe shall deliver to Great Plains a true and accurate report, giving such particulars of the business conducted by Bonjoe or its Affiliates during the preceding four (4) Accounting Periods under this Royalty Agreement as are reasonably pertinent to an accounting for any royalty or other payments hereunder, along with the amount of royalties payable for such Accounting Period. If no payments are due, it shall be so reported.

3.3 Accounting. With each monthly payment, Bonjoe shall deliver to Great Plains the report described in Section 3.2, which shall include, but not be limited to, the following information:

(a)	Quantity of each Unit of Product sold by Bonjoe or its Affiliates during the applicable Accounting Period;

(b)	The monetary amount of such sales;

(c)	Actual Gross Sales for the Products;

(d)	Total royalties payable to Great Plains including a calculation thereof. All reports under this Section 3.3 shall be confidential information of Bonjoe.

ARTICLE IV
TERMINATION

4.1 Generally. This Royalty Agreement shall become effective on the Effective Date and shall expire on the expiration of the Royalty Term.

4.2 Post-Expiration Obligations. Upon the expiration of this Royalty Agreement, Bonjoe shall submit all reports required by Section 3 and pay Great Plains all royalties due or accrued on the sale of Products up to and including the date of expiration.

4.3 Survival. Upon the expiration of this Royalty Agreement, nothing herein shall be construed to release either party from any obligation that matured prior to the date of such expiration and Section 5 shall survive any such expiration.

ARTICLE V
REPRESENTATIONS, WARRANTY, INDEMNIFICATION AND INSURANCE

5.1 Representations and Warranty. Bonjoe represents and warrants to Great Plains, in addition to all warranties implied by law, that the Products and its production, shipment, sale, packaging, labeling, packing, advertising, instructions and warnings or lack thereof, shall (a) be free from defects in design, workmanship and/or materials, including, without limitation, such defects as could create a hazard to life or property, (b) meet all applicable requirements of all applicable U. S. federal, state and local laws and regulations and of all applicable laws and regulations of jurisdictions outside the United States, (c) not infringe or encroach upon any third party’s personal, contractual or proprietary rights, including, without limitation, patent, trademark, copyright, rights of privacy or publicity or trade secrets and (d) conform to all Product specifications and samples provided to Bonjoe’s customers.

5.2 Indemnification. Bonjoe agrees to indemnify, defend and hold harmless Great Plains, its officers, directors, employees, agents, subsidiaries, successors and assigns (the “Indemnified Parties”) from any and all liabilities, costs and expenses (including reasonable attorney’s fees) associated with any claim, complaint, charge, penalty, demand, injury, loss or damage that arises from or incidental to: (i) any act or omission by Bonjoe; or (ii) Bonjoe’s breach of any of its representations or warranties under this Agreement or provided by law.

5.3 Notice to Indemnitor; Right of Parties to Defend. In the event of any claim, suit or proceeding against any Indemnified Party in connection with any of the foregoing, Great Plains agrees to timely notify Bonjoe of any such claim, suit or proceeding (but the lack of timeliness of such notice shall not affect Bonjoe’s obligations hereunder except to the extent Bonjoe is prejudiced by such lack of timeliness).  Bonjoe shall promptly upon receiving notice of such claim, suit or proceeding, assume the defense of the Indemnified Parties at its sole cost, and (whether Bonjoe assumes such defense or for any reason fails or refuses to assume such defense) Bonjoe shall pay any and all sums which any Indemnified Party becomes legally obligated to pay as a result of such claim, suit or proceeding.  If a material conflict of interest arises with respect to the representation of both Bonjoe and the Indemnified Parties by Bonjoe’s counsel, Bonjoe shall also pay the reasonable fees of defense counsel retained directly and solely by Great Plains.  Great Plains agrees to cooperate with Bonjoe in the defense or settlement of such claim, suit or proceeding, provided that Bonjoe shall obtain Great Plains’ prior written consent to any compromise, settlement or consent judgment which affects Great Plains’ rights or interests.  Bonjoe further agrees to pay the reasonable costs and attorney’s fees of any Indemnified Party to the extent necessary to enforce such Indemnified Party’s rights under this Agreement. It is the intent of the parties that this indemnity apply regardless of whether or not such liability was caused in part by Great Plains’ own negligence or that of the other parties indemnified under this section, excluding only any liability arising from the sole negligence of Great Plains.

5.4 Insurance. Bonjoe shall obtain Commercial General Liability insurance of the types and in the amounts reasonable agreed to by the Parties.

5.5 Survival. All of the provisions of this Royalty Agreement shall survive the expiration of this Royalty Agreement.

ARTICLE VI
MISCELLANEOUS

6.1 Fees and Expenses. Each party to this Royalty Agreement shall pay the fees and expenses of its or its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiations, preparation, execution, delivery and performance of this Royalty Agreement.

6.2 Entire Agreement; Amendments. This Royalty Agreement, together with the exhibits and schedules hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be delivered (a) by hand; (b) by recognized overnight courier; or (c) by certified mail, return receipt requested, postage-prepaid. All of the foregoing shall be deemed given and effective on (x) receipt, if delivered by hand; (y) the next business day after deposit, if sent by nationally recognized overnight courier; or (c) the third (3rd) business day after deposit, if mailed. The address for such notices and communications shall be as follows:

If to Bonjoe:	9360 S. Hwy. 441
Ocala, FL 34480

If to Great Plains:	4060 NE 95th Road Wildwood Fl 34785

or such other address as maybe designated by party in writing hereafter, by notice (given in the same manner).

6.4 Amendments; Waivers. No provision of this Royalty Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by all the parties; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Royalty Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

6.5 Headings. The headings herein are for convenience only, do not constitute a part of this Royalty Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6 Successors and Assigns. This Royalty Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Royalty Agreement or any of the rights or obligations hereunder without the written consent of the other party, which consent shall not unreasonably be withheld.

6.7 No Third-Party Beneficiaries. This Royalty Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.8 Governing Law, Jurisdiction. This Royalty Agreement shall be governed, construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. Each of the parties agree to submit to the jurisdiction of the federal or state courts located in Sumter County, Florida in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 6.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

6.9 Attorneys’ Fees. In any suit, action or proceeding brought with respect to interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs from the non-prevailing party at both the trial and appellate levels.

6.10 Construction. In the construction of this Royalty Agreement, the rule of construction that a document is to be construed most strictly against a party who prepared the same shall not be applied, it being agreed that all parties have participated in the preparation of the final form of this Royalty Agreement.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or .pdf transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.12 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Bonjoe Gourmet Chips LLC

By:	/s/ Joseph Trudel
Name:	Joseph Trudel
Title:	Manager

Great Plains Holdings, Inc.

By:	/s/ Kent Campbell
Name:	Kent Campbell
Title:	Chief Executive Officer

EXHIBIT E

OPTION AGREEMENTS

This Option Agreement is dated as of December 10, 2014, by and between Joseph Trudel ("Grantor") and Great Plains Holdings, Inc., a Nevada corporation (the "Holder").

WITNESSETH:

WHEREAS, Grantor owns 85,000 membership interest units (the “Units”) in Bonjoe Gourmet Chips LLC, a Florida limited liability company (the "Company");

WHEREAS, Grantor, the Holder and the Company entered into a Securities Purchase Agreement dated as of the date of this Agreement (the “Securities Purchase Agreement”);

WHEREAS, in fulfillment of certain obligations of the Grantor under the terms of the Securities Purchase Agreement, the Grantor desires to grant to Holder, the right to purchase 10,000 of the Units (the Option Units”).

NOW, THEREFORE, in consideration of the mutual promises contained in this Option Agreement and other good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, the Parties to this Option Agreement, intending to be legally bound, agree as follows:

1.	The above recitations are true and correct.

2.
Grantor hereby grants to Holder the right to purchase the Option Units at any time on or before the expiration of five (5) years from the date hereof upon payment of $1,400.00 for each 1,000 Units, payable in cash upon exercise of this option (the "Option Price "). The Grantor is granting to Holder the right to acquire up to 10,000 Units. This Option if the Holder elects to exercise it, may be exercised in whole or in 1,000 Unit increments whereby the Option Price shall be allocated for each block of 1,000 Units purchased. The Option Price shall be paid by Holder on the date the Option is exercised by delivering a signed exercise notice in the form attached hereto as Exhibit A.

3.
If this Option shall be exercised subsequent to any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation of the Company occurring after the date hereof, as a result of which Units or membership interests of the Company of any class shall be issued in respect of outstanding Units (or shall be issuable in respect of securities convertible into shares of Common Stock of the Company) or upon exercise of rights (other than this Option) to purchase Units of the Company or Units shall be changed into the same or a different number of units or membership interests of the same or another class or classes, the Holder exercising this Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of units which such Holder would have received if this Option had been exercised immediately prior to such stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation.

4.	Modification. Neither this Agreement nor any provision shall be amended or modified except by an agreement in writing duly executed by the party sought to be charged.

5.	Governing Law. All matters affecting the interpretation of this Agreement and the rights of the parties shall be governed by the laws of the state of Florida.

6.
Independent Covenant.  Each of the respective rights and obligations of the parties shall be deemed independent and may be enforced independently irrespective of any of the other rights and obligations.  No waivers expressed or implied by either party of any breach of any of the covenants, agreements or duties of the other party shall be deemed to be a waiver of any of the breach thereof or the waiver of any other covenant, agreement or duty.

7.	Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and which together shall constitute one Agreement.

8.
Expenses of Breach.  If any of the parties shall breach this Agreement, and if, as a result thereof, litigation shall arise or be threatened, then the party who breached the Agreement shall pay all court costs and all reasonable attorneys' fees and costs (whether or not litigation occurs and whether pre-judgment, appellate post-judgment or otherwise) of the other parties and all other profits arising from such breach.

9.	Assignability. This Agreement is assignable in whole or in part.

10.
Entire Understanding.  This Agreement contains the entire understanding of the parties who hereby acknowledge that there have been no representations, warranties, covenants or understandings other than those expressly set forth herein.

IN WITNESS WHEREOF, the undersigned has executed this Option Agreement on the day and year first above written.

Great Plains Holdings, Inc.
By: /s/ Kent Campbell	/s/ Joseph Trudel
Kent Campbell, Chief Executive Officer	Joseph Trudel

EXERCISE NOTICE

The undersigned, Holder of the Option to purchase membership interest units in Bonjoe Gourmet Chips LLC, a Florida limited liability company (the "Company"), hereby (1) exercises the Option to purchase the number of Units of the Company set forth below which the undersigned is entitled to purchase under the terms of the Option, and (2) directs that the Units be transferred and delivered to the following named person(s), payment of the Exercise Price to be made on delivery as follows:

_________________________                                                                $___________________                                           $____________________
         (No. of Units)                                                                                              (Exercise Price per Unit)                                              (Total Exercise Price)

_________________________________
(Name of Holder)

_________________________________
                                                               (Address)

                                                                              _________________________________
  (Signature)

  Dated: ___________________________